Exhibit 10.2

TRANSITION AND SEPARATION AGREEMENT

This agreement (the “Agreement”), made effective as of March 9, 2015 (the “Effective Date”), is a binding contract between NCI Group, Inc., (a Nevada corporation), and its parent company, NCI Building Systems, Inc., (a Delaware corporation), with their principal offices in the State of Texas (collectively the “Company”), on one hand, and, Bradley D. Robeson, individually (“Robeson”), on the other hand. The Company and Robeson will be collectively referred to in this Agreement as the “Parties.”

I.           RECITALS

WHEREAS, Robeson has served as an employee and executive officer of the Company, including as the President of the Engineered Buildings division since March 31, 2008; and

WHEREAS, the Company maintains the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan, as amended (the “Plan”) for purposes of providing incentives and encouraging share ownership on the part of employees, officers, directors and consultants; and

WHEREAS, the Company granted to Robeson restricted stock and non-qualified stock option awards (the “Stock Awards”), 2012 Performance Share Award (the “2012 PSU Award”) and 2014 annual Restricted Stock and Performance Share award (the “2014 Restricted Stock and Performance Share Award”) in accordance with the Plan and the applicable stock award agreements issued under the Plan, including but not limited to the Non-Qualified Stock Option Agreements, Restricted Stock Agreements (Form for Key Executives), 2012 PSU Award Agreement, and 2014 Restricted Stock and Performance Share Award Agreement (collectively the “Stock Agreements”); and

WHEREAS, as a condition to his acceptance of the foregoing awards from the Company during his employment, Robeson electronically agreed to the terms and conditions of the Stock Agreements, including but not limited to certain non-competition, non-solicitation and non-disclosure restrictive covenants; and

WHEREAS, as of the Effective Date, Robeson will no longer serve as an executive officer of the Company or any of its subsidiaries and related entities, including the position of President of the Engineered Buildings division due to the elimination of that position; and

WHEREAS, the Company desires that Robeson remain as an employee of the Company until July 13, 2015 and thereafter provide consulting services to the Company; and

WHEREAS, as of Effective Date and pursuant to the Stock Agreements, 8,596 Stock Awards (consisting of 0 shares of restricted stock and 8,596 options) that were provided to Robeson remain unvested (collectively, the “Unvested Shares”) which, under the terms of the Stock Agreements and in the absence of this Agreement, would normally be forfeited to the Company upon the separation of Robeson; and

WHEREAS, as of the Effective Date and also pursuant to the Stock Agreements, 85,000 (target amount) 2012 PSU’s that were previously provided to Robeson remain unvested (the “Unvested 2012 PSU’s”) which, under the terms of the Stock Agreements and in the absence of this Agreement, would normally be forfeited to the Company upon the separation of Robeson; and

WHEREAS, as of the Effective Date and also pursuant to the Stock Agreements, all of the 9,442 2014 Restricted Stock and Performance Share Award that were previously provided to Robeson remain unvested (the “Unvested 2014 PSU’s”) and, under the terms of the Stock Agreement and this Agreement, will be forfeited to the Company upon the separation of Robeson; and

WHEREAS, the Company desires to provide further consideration to Robeson, and Robeson desires to accept additional consideration from the Company in return for his continued loyalty to the interests of the Company after his separation; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Robeson’s continued service as a consultant to the Company, his eventual separation from the Company, and his continuing obligations to the Company after such separation, as set forth below.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

II.          DEFINITIONS

“Confidential Information” means any and all: (A) trade secrets concerning the business and affairs of the Company and its clients, data, processes, designs, graphs, drawings, databases, ideas, current, and planned research and development, client lists, marketing plans, maps, current and anticipated client requirements, price lists, market studies, business plans, and any other information, however documented, that constitutes a trade secret under applicable law; (B) information concerning the business and affairs of Company or its clients (which includes without limitation historical financial statements, client agreements, lease documents, rent rolls, stacking plans, financial projections and budgets, historical and projected revenues, capital spending budgets and plans, the names and backgrounds of key personnel and marketing plans, techniques and materials), however documented; and (C) notes, analyses, projections, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing. Confidential Information shall not include material that: (i) was in the possession of or known by Robeson prior to his receipt thereof from the Company or its predecessors; (ii) becomes generally available to the public other than as a result of disclosure by Robeson; or (iii) became available to Robeson from another source outside of Robeson’s association with the Company or its predecessors. Confidential Information, as defined in this Agreement, includes any such information that Robeson may have created, invented, originated, learned, had access to or obtained, whether in tangible form or memorized, while employed by the Company.

III.         AGREEMENT

1.          Review of Agreement and Revocation Period. Robeson acknowledges that he may take up to twenty-one (21) days to consider this Agreement after the Effective Date. The Company hereby advises Robeson to consult with an attorney prior to signing this Agreement. Robeson further acknowledges that he understands that he may revoke this Agreement within the seven (7) days following the date he signs this Agreement (the “Revocation Period”), by e-mailing a written revocation to Katy Theroux at Katy.Theroux@ncigroup.com. Robeson further understands that this Agreement will not become effective or enforceable until the Revocation Period has expired. Robeson understands that this Agreement will be irrevocable after seven (7) days have passed following the date he signs the Agreement, unless it is revoked during the Revocation Period. By entering into this Agreement, Robeson confirms that he has no disagreement with the Company or its subsidiaries or affiliates on any matter relating to any of their operations, policies or practices and no knowledge of any failure of the Company or its subsidiaries or affiliates or any of their employees, officers, directors or shareholders at any time to have complied with any applicable legal or regulatory requirement applicable to the Company or its subsidiaries or affiliates.

2.          Employment and Consulting Positions.

a.           As of the Effective Date and ending on July 13, 2015 (the “Termination Date”), Robeson shall be employed as a Special Advisor to the Company and shall report directly to Don Riley (“Riley”), the Company’s President of Group Business Segments. Robeson understands and agrees that at no time between the Effective Date and the Termination Date will he contact or communicate with, directly or indirectly, any customer, prospective customer or former customer of the Company or its subsidiaries or affiliates, including but not limited to individual sales persons, and/or sales representatives of such customers, prospective customers or former customers without written notice from Mr. Riley or other executive officer designated by the Company; provided, however, that the foregoing is not intended nor shall it be construed to prohibit Robeson from contacting, communicating or maintaining personal relationships or friendships with individuals who may be a past or current customer or vendor of the Company. Effective as of 11:59 p.m. on the Termination Date, Robeson shall cease to be an employee of the Company and any of its subsidiaries. All service from the Effective Date through the Termination Date shall constitute “Continuous Service” as that term is defined in the Stock Agreements unless earlier terminated pursuant to this Agreement. Robeson agrees that, as requested by the Company from time to time, he will execute such other documents as may be necessary to evidence the resignations covered by the Agreement.

b.           Following the Termination Date, Robeson shall continue to provide consulting services to the Company from time to time as requested by the Company (the “Consulting Services”).  Any required Consulting Services shall be performed at the request of and under the direction of Don Riley or his designee and may relate to any of the following:  (1) assistance on ongoing matters of which Robeson had knowledge while employed, (2) the transition of Robeson’s duties to other employees and (3) general consulting as to business knowledge and business developments within the scope of Robeson’s duties while employed.  The Consulting Services shall be provided on a non-exclusive basis and shall be structured so as to accommodate the needs of any future employer and/or Robeson’s personal commitments.  In no event is it expected that the Consulting Services will require, in the aggregate, more than 20 hours of service per calendar month.  No fee shall be paid to Robeson for the Consulting Services, but the Consulting Services will form part of the “Continuous Service” of Robeson under the Stock Agreements.  Robeson will be reimbursed for all reasonable expenses incurred in connection with the provision of the Consulting Services, but shall obtain prior approval of the Company if expenses are expected to exceed $100 in any calendar month. Robeson’s obligation to perform the Consulting Services shall terminate upon thirty (30) days’ notice by either party to the other.

3.          Salary and Benefits. Except as otherwise set forth in this Section 3 or in Section 4, Robeson shall be entitled to the consideration set forth below during the period beginning on the Effective Date and ending on the Termination Date.

a.           Salary Prior to the Termination Date. From the Effective Date through the Termination Date, Robeson shall continue to receive his base salary in effect as of the Effective Date, payable in accordance with the Company’s regular payroll practices.

b.           FY2015 Cash Bonus.         For fiscal year 2015, Robeson will be eligible to receive a pro-rata bonus under the Company’s Cash Bonus Program (based upon his target annual bonus percentage as of the date prior to the Effective Date) for the period beginning as of the fiscal year start through the Termination Date. The actual amount of the cash bonus payment to be awarded to Robeson under this provision shall be determined in accordance with the Company’s attainment of the applicable performance metrics for fiscal 2015 as provided in the Company’s Bonus Program.

c.           Future Stock Awards.         Robeson shall not be eligible for any additional cash or restricted stock awards under the Stock Agreements or any other long-term incentive awards from and after the Effective Date.

c.           Benefits.         From the Effective Date through the Termination Date, Robeson shall remain eligible to participate in the group health and medical benefit programs that are generally made available to active employees of the Company at the applicable active employee premium rate. Following the Termination Date, Robeson and/or any eligible dependents may continue to participate in the group health and medical benefit programs of the Company pursuant to, and subject to, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). During the period Robeson is eligible for and elects to receive, COBRA, the Company shall reimburse Robeson the difference between the COBRA rate and the active employee rate on an after-tax basis, as a benefit-in-lieu-of-COBRA (and Robeson shall be responsible for any income and employment taxes on such reimbursement).

d.           Other Benefits.         Except as otherwise provided for in this Agreement, from and after the Termination Date, Robeson shall not be eligible to participate in, and if applicable, shall waive his right to participate in, long- or short-term disability plans, employee benefit plans or programs including, without limitation 401(k), retirement, profit-sharing, bonus, deferred compensation plan, severance or any other plan or program made available to employees of the Company and its affiliates. The foregoing notwithstanding, Robeson shall be entitled to any benefits earned or vested as of the Termination Date under the Company’s 401(k), retirement, profit sharing, or other plan or program made available to employees of the Company and its affiliates, and such benefits shall be determined and paid in accordance with the terms of such plans. As of the Effective Date, Robeson shall no longer be eligible to accrue vacation or sick days, and Robeson shall be eligible for payment of one hundred percent (100%) of accrued and unused vacation and sick days, if any, through the Effective Date, payable as soon as practicable after that date in accordance with the Company’s practices and policies or as otherwise required by applicable law.

e.           Reimbursement of Expenses.         The Company will reimburse Robeson for reasonable and necessary travel and other business expenses incurred by him in the fulfillment of his duties as Special Advisor hereunder upon presentation by Robeson of an itemized account of such expenditures, in accordance with Company practices and policies.

f.            Outplacement Services. As additional consideration for signing this Agreement, the Company agrees to provide Robeson with outplacement counseling services through a firm selected by the Company for a period of twelve (12) months following the Effective Date. The outplacement counseling benefits and limitations will be explained in a separate document.

g.           Restrictions on Sale of Common Stock. Except as otherwise set forth in this Agreement or in the non-qualified stock option awards, Robeson agrees that he shall comply with the Company’s policies regarding the obligations and restrictions imposed on directors and officers of the Company by Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and related SEC rules. Robeson further acknowledges that he is aware of the Company’s policies related to Section 16 officers and he agrees to provide advance written notice to the Company of his intention to acquire, sell or otherwise enter into any transaction involving the Company’s stock (including without limitation option exercises and non-open market transactions). Robeson agrees to assist the Company in the timely filing of securities filings (in no case more than two (2) days following the transaction). Robeson further acknowledges that he will comply with Section 16(b) of the Exchange Act regarding “short-swing” transactions. The Parties understand and acknowledge that the provisions of this paragraph 3(g) of this Agreement shall remain in effect until the later to occur of (i) September 9, 2015 or (ii) the first business day following the six month anniversary of the date Robeson ceases to be an “officer” of the Company within the meaning of Section 16 of the Exchange Act.

4.          Separation Payment. Except as otherwise set forth in this Agreement, Robeson shall be paid a one-time separation payment of Three Hundred Ten Thousand Dollars ($310,000.00) (less applicable governmental withholding and deductions) (the “Payment”). The Payment will be made in two (2) installments as provided below. A first installment of 50% of the Payment will be made within ten (10) days after all of the following events have occurred: (i) the expiration of the Revocation Period described in this Agreement in Section 2; (ii) Robeson’s return of this original Agreement, executed by Robeson; and (iii) the occurrence of the Termination Date. A second and final installment of 50% of the Payment shall be paid to Robeson on the first anniversary of the Termination Date. Robeson understands that to receive these installments of the Payment, he must execute this Agreement, not revoke it during the Revocation Period and comply with all provisions of this Agreement. Additionally, Robeson’s right to the Payment specified in this Section 4 is expressly conditioned upon his execution of a new release and certificate of compliance of this Agreement by signing and delivering the letter attached as Exhibit A to the Company prior to receipt of each Payment.

5.          The Unvested Shares, Unvested 2012 PSU’s and Unvested 2014 PSU’s.

(a)          Robeson understands and agrees that the Unvested Shares would normally be forfeited in accordance with the terms of the Stock Agreements upon his separation from the Company. However, in consideration of Robeson’s agreements, representations and covenants contained in this Agreement and subject to his compliance therewith, Robeson will become vested in all of the Unvested Shares as of the Termination Date. Notwithstanding Robeson’s separation due to the elimination of his position, his separation from service as provided herein shall be treated as a termination without cause.

(b)          It is expressly understood and agreed by the Parties that the vesting of the 2012 PSU Award will be in accordance with the terms and conditions of the 2012 PSU Award Agreement.

(c)          It is expressly understood and agreed by the Parties that all of the Unvested 2014 Restricted Stock and Performance Share Award are hereby forfeited effective as of the Effective Date.

(d)          In the event of a breach of the Agreement by Robeson, he agrees that he will (1) automatically forfeit all of the Unvested Shares to the extent then unvested, and (2) except as otherwise modified by this Agreement, be subject to the forfeiture provisions as set forth in the 2012 PSU Award agreement and the Stock Agreements. The Parties understand and acknowledge that the Company’s right to demand and enforce the return of any shares of Common Stock received upon vesting and/or exercise of the Unvested Shares following the Effective Date and/or upon vesting of the 2012 PSU Award (including the value thereof to the extent such shares have been sold) shall not be the Company’s exclusive remedy in the event of Robeson’s breach of this Agreement.

6.          Restrictive Covenants.         In consideration of the Company’s agreements, representations and covenants contained in this Agreement, including but not limited to the Payment and the Unvested Shares, Robeson agrees to the restrictive covenants set forth below:

a.           Non-Competition.         From the Termination Date and for the period ending three (3) years following the Termination Date, Robeson shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a two hundred and fifty (250) mile radius of any then existing facility (including without limitation sales offices, manufacturing facilities, or engineering and/or drafting offices) of the Company and its subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, sectional or roll-up doors, insulated metal panels or other metal components of a building structure), coated or painted steel or metal coils, coil coating or coil painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its subsidiaries and affiliates prior to the Transition Date. Ownership by Robeson of equity securities of the Company, or of equity securities in other public or privately-owned companies that compete with the Company constituting less than 1% of the voting securities in such companies, shall not be deemed to be a breach of this covenant.

b.           Non-Solicitation.         From the Transition Date and for the period ending three (3) years following the Termination Date, Robeson shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, either: (i) hire, seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its subsidiaries and affiliates in a commercial capacity; (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its subsidiaries and affiliates to leave the employment or service of the Company or its subsidiaries and affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its subsidiaries and affiliates unless such use or disclosure is of a personal nature, is requested by the Company or is required by law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its subsidiaries or affiliates with whom the Company dealt, directly or indirectly, during his employment with the Company or its subsidiaries or affiliates.

c.           Confidential Information. Robeson acknowledges and agrees that he was provided with Confidential Information of the Company during his employment. Robeson also acknowledges and agrees that he will not use, disclose, or disseminate, directly or indirectly, the Company’s Confidential Information. Robeson also agrees that he will immediately (within twenty-four (24) hours) of the Termination Date return to the Company all materials (and all copies thereof) created, received or utilized in any way in conjunction with Robeson’ work performed with the Company, including, but not limited to materials that in any way incorporate, reflect or constitute the Company’s Confidential Information, including, but not limited to, documents, training materials, notebooks, USB drives, disks, computer software, hard drives, data, reference materials, drawings, memoranda, correspondence, client lists and information, leads and records. Robeson agrees that, upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Confidential Information of the Company to any entity, agency, tribunal or person, he shall timely notify the Company in accordance with the notice procedures in Section 13 of this Agreement and promptly deliver a copy of the subpoena and/or process to the Company. Robeson further irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in his name, place and stead to perform any act that he might perform to defend and protect against any disclosure of any Confidential Information.

d.           Non-Disparagement. To the extent permitted by the law, Robeson agrees to refrain from any criticisms or disparaging comments about the Company or any affiliates (including any current officer, director or employee of the Company), and Robeson agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or Robeson to any state or federal law enforcement, regulatory or judicial agency or official or to the Board of Directors or senior management of the Company or require notice to the Company thereof, and Robeson will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law. Nothing in this paragraph or elsewhere in this Agreement restricts, or is intended to restrict, any rights of Robeson that cannot be lawfully waived.

e.           Interference. Robeson hereby agrees that he will not wrongfully interfere with the Company’s relationship with any person or entity, including any person or entity that was an employee, contractor or client of the Company at any time during the four (4) year period immediately preceding the Termination Date.

f.            Enforcement. Robeson hereby agrees that a breach of any of the provisions of this Section 6 would cause irreparable injury to the Company and its affiliates, for which they would have no adequate remedy at law. If Robeson breaches or threatens to breach any of the covenants set forth in this Section 6, then without regard for any provision in this Agreement to the contrary, the Company shall have the right to injunctive or other equitable relief from a court having jurisdiction for any actual breach of this Section 6. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled to at law, in equity or otherwise. Such injunctive or other equitable relief shall be available without the obligation to prove any damages underlying such breach or threatened breach. Each party agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages and Robeson further agrees to waive (and to use reasonable efforts to cause all of their Representative to waive) any requirement for the securing or posting of any bond or other security in connection with any requirement for the securing or posting of any bond or other security in connection with any such remedy. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder

g.            Standstill.         Robeson agrees that during his employment with the Company and for the period ending four (4) years after the Termination Date, he shall not, directly or indirectly (including through anyone acting on his behalf or with whom he is associated), without the prior written consent of the Company’s Board of Directors: (i) acquire, offer, propose or seek to acquire, or agree to acquire, by purchase or otherwise, any securities or assets of the Company, or direct or indirect rights to acquire securities or assets of the Company exceeding one percent (1%) of the then outstanding securities or assets of the Company; (ii) make, or in any way participate, in any “solicitation” of “proxies” or consents to vote (as such terms are used in the rules of the Securities and Exchange Commission), or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (iii) make any public announcement with respect to, or offers of, (with or without conditions) any Extraordinary Transaction involving the Company or any of its securities or assets, or otherwise take any actions, other than submitting to the Company a confidential written offer or proposal, which might force the Company to make a public announcement regarding such matters; (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; or (v) request the Company to amend or waive any provision of this paragraph; provided, however, (A) this subparagraph shall not apply to the acquisition by Robeson of any securities of the Company directly from the Company, whether pursuant to the exercise of options or vesting of restricted stock or otherwise; (B) this subparagraph shall terminate and the restrictions contained herein shall cease to apply to Robeson upon the earliest to occur of any of the following with respect to the Company: (x) the Company enters into a definitive agreement with respect to an Extraordinary Transaction, (y) any person makes an unsolicited public offer for an Extraordinary Transaction for the Company, or (z) a Change in Control of the Company. “Extraordinary Transaction,” as used herein, means any acquisition of a significant amount of securities or assets of the Company or any of its affiliates, including in connection with any extraordinary transaction, such as a merger, reorganization, recapitalization, tender or exchange offer, or asset disposition involving the Company or any of its affiliates that, if consummated, such acquisition, transaction, merger, reorganization, recapitalization, tender or exchange offer, or asset disposition would result in a Change in Control of the Company. “Change in Control,” as used herein shall have the meaning set forth in the Stock Agreements.

Robeson acknowledges that the restrictive covenants in Section 6 of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company, whose business is highly specialized.

The Parties intend and agree that the restrictive covenants contained in this Section shall supersede and replace the restrictive covenants in Section 10 of the Stock Agreements (Covenants of Grantee), but only to the extent that the restrictive covenants contained herein conflict with Section 10 of the Stock Agreements. Unless provided otherwise in this Agreement, all other provisions of the Stock Agreements will remain in full force and effect.

The Parties hereto intend all provisions of subsections (a), (b), (c), (d), (e), (f) and (g) of this Section 6 to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of subsections (a), (b), (c), (d), (e),(f) and (g) of this Section 6 are too broad to be enforced as written, the parties intend that the court may reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Robeson agrees and stipulates that the non-competition agreements, non-solicitation agreements, non-disclosure, non-disparagement, interference and enforcement agreements (set forth above in subsections (a), (b), (c), (d), (e), (f) and (g) of Section 6 of this Agreement, respectively) each constitute separate agreements independently supported by good and adequate consideration and shall survive this Agreement. The existence of any claim or cause of action of Robeson against the Company, except for a breach of this Agreement by the Company or its subsidiaries, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Robeson contained in the non-competition, non-solicitation, non-disclosure, non-disparagement, interference and enforcement agreements (set forth above in subsections (a), (b), (c), (d), (e),(f) and (g) of Section 6 of this Agreement, respectively).

If Robeson’s service relationship with the Company is terminated by the Company without Cause (as defined below), upon his death or if Robeson or the Company terminates Robeson’s services due to Disability (“Disability,” as used herein, shall have the meaning ascribed to it in the Stock Agreements), Robeson shall continue to receive the salary and/or consulting payments provided under Sections 3(a) and 4 hereof, to the extent applicable and as provided therein, as if he had remained an employee or consultant, as applicable, through the Termination Date. In the event of Robeson’s death under this section, Robeson’ estate and/or designated beneficiaries, if any, shall be entitled to receive continued salary or consulting payments as provided in Sections 3(a) and 4 through the period ending on the Termination Date. In addition, upon Robeson’s death or Disability, the Unvested Shares shall immediately vest to the extent provided in the Stock Agreements.

If Robeson’ service relationship with the Company is terminated by the Company for Cause (as defined below) or if Robeson voluntarily terminates the service relationship hereunder for any reason other than Disability, the Company’s obligation to make the Payment or provide the benefits listed in Sections 3 and 4 of this Agreement shall immediately terminate as of the date of his termination except to the extent that such payment(s) or benefit(s) are earned as of such date and Robeson’s service relationship shall immediately terminate and any Unvested Shares shall immediately be forfeited. For purposes of this Agreement, “Cause” shall mean: (i) Robeson’s failure to perform his duties and other obligations under this Agreement and such failure continues for a period of ten (10) days after written notice by the Company of the existence of such failure; provided, however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required; (ii) the engaging by Robeson in misconduct injurious to the Company, as reasonably determined by the Company; (iii) Robeson’ conviction for committing an act of fraud, embezzlement, theft or other act constituting a felony (which shall not include any act or offense involving the operation of a motor vehicle); or (iv) Robeson’ violation of any restrictive covenant between Robeson and the Company, as reasonably determined by the Company.

7.          The Stock Agreements. Except as otherwise provided in this Agreement, including but not limited to the vesting of the Unvested Shares as provided in Section 5 of this Agreement and the restrictive covenants imposed upon Robeson after the Termination Date in Section 6, the Stock Agreements will remain in full force and effect. To the extent that any provisions, terms, conditions, agreements and/or covenants in this Agreement conflict with any provisions, terms, conditions, agreements and/or covenants in the Stock Agreements, the provisions, terms, conditions, agreements and/or covenants in this Agreement will control.

8.          Release of Claims. In exchange for the consideration offered to Robeson under this Agreement, Robeson, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its subsidiaries and each of the their directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, insurers, employee benefit plans (including plan sponsors, fiduciaries, administrators and trustees), subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, insurers, plans, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that Robeson now has, owns, or holds, or claims to have, own, or hold, or which Robeson at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that Robeson signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, tort, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving Robeson and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, fraud, interference with prospective or actual contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual or other harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States, the State of Texas or any other jurisdiction, (iii) any statutory claims under: the Civil Rights Acts of 1866, 1964, and 1991, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the AIDS Confidentiality Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, Executive Order 11246, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Equal Pay Act, Chapter 451 of the Texas Labor Code, the Texas Payday Law, and Chapter 21 of the Texas Labor Code or any other federal, state or local laws or regulations and as any such laws or regulations may be amended from time to time, (iv) any claims, rights, matters or actions related to, or arising under Robeson’ employment with the Company, and (v) any other matter; provided, however, that nothing contained herein shall operate to release any obligations of the Company or its successors or assigns arising under this Agreement.

Robeson also agrees that, following the Termination Date, he will re-affirm his compliance with all the terms of this Agreement and the release given above by signing and delivering the letter attached as Exhibit A to the Company. If Robeson chooses not to re-affirm the release, the Company may elect to reverse or recoup (by Clawback or otherwise) the consideration provided to him by reason of the Company’s entry into this Agreement (determined, for this purpose, as if the Effective Date were the Termination Date).

In exchange for the consideration offered to the Company under this Agreement, the Company hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Robeson from any and all complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever that are known to the Company, including, but not limited to, those claims arising out of or relating to Robeson’s employment with the Company, provided however, that nothing contained herein shall operate to release any obligations of Robeson under this Agreement or the Stock Agreements except as specifically set forth herein.

9.          Stock Trading and Company Policies.          During the period beginning on the Termination Date and ending two (2) business days after the Company first issues an earnings release following the date as of which Robeson is no longer serving as an employee or executive officer of the Company or any of its related entities, Robeson agrees to comply with all of the Company’s policies with respect to trading in the Company’s securities to the same extent as such policies are applicable to executive officers of the Company including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter with respect to an offering of the Company’s securities and, agrees to comply with the foregoing to the extent that he is in possession of material non-public information relating to the Company.

10.         Non-Alienation.         Robeson shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts due or payable under this Agreement, including but not limited to the Payment and the Unvested Stock Awards, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Robeson lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

11.         Amendment of Agreement.         This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

12.         Waiver.         No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

13.         Notices.         For purposes of this Agreement, all notices or other communications hereunder shall be in writing and shall be given in person and/or by United States Certified Mail, return receipt requested, postage prepaid (with evidence of receipt by the party to whom the notice is given), addressed as follows:

To the Company:

NCI Building Systems, Inc.

Attn: Katy Theroux, Chief Human Resources Officer

10943 North Sam Houston Parkway West

Houston, Texas 77064

To Robeson:

At his address most recently contained in the Company’s records (which Robeson shall update from time to time).

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto. As provided in Section 1 of this Agreement, a revocation notice pursuant to that section may be delivered by electronic mail.

14.         Source of Payments.         All cash payments provided in this Agreement will be paid from the general funds of the Company. Robeson’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and Robeson will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind between the Company and Robeson or any other person.

15.         Tax Withholding.         Robeson understands that the Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling. Robeson acknowledges that he is responsible for payment of his estimated federal income taxes, employment taxes, social security taxes and any other taxes that may accrue under law by reason of the compensation for his services provided as a consultant hereunder.

16.         Severability and Interpretation.          If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect. The fact that counsel for any one of the Parties drafted this Agreement shall not be material to the construction of this Agreement.

17.         Counterparts.         This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

18.         Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

19.         Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas.

20.         Mandatory Venue and Jurisdiction.         The Parties agree that this Agreement has been executed in Harris County, Texas and is fully performable in Harris County, Texas. The Parties consent to personal jurisdiction in the State of Texas as part of this Agreement and agree that mandatory venue for any disputes, lawsuits, actions and/or proceedings arising from or related in any way to this Agreement is in state and/or federal court in Harris County, Texas.

21.         Alternative Dispute Resolution.          If a dispute arises out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation. Robeson and the Company hereby agree to endeavor to settle the dispute in an amicable manner by participating in non-binding mediation held in Houston, Texas before a mediator jointly selected by the parties, before either party seeks recourse in any other proceeding or forum. The parties agree to make a good faith attempt to resolve the dispute through mediation within fourteen (14) days after the written demand for mediation is received by the non-aggrieved party. The provisions of this Section in no way restrict the right of the Company to immediately seek to enforce any of the restrictive covenants provided for in Section 6 of this Agreement in a court in Harris County, Texas, or to otherwise protect the Company from immediate and irreparable harm.

22.         Entire Agreement.         This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, representations, negotiations, discussions or arrangements, either oral or written, except for the surviving terms of the Stock Agreements that do not conflict with this Agreement, as provided in Sections 5 and 7 of this Agreement. None of the Parties have relied on any statements or representations that have been made by any other Party that are not set forth in this Agreement, and no party is entitled to rely on any representation, agreement or obligation to disclose information that is not expressly stated in this Agreement.

23.         Section 409A.           This Agreement is intended to comply with Section 409A of the United States Tax Code and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. It is the intent of the Parties hereto that the provisions of this Agreement avoid the imposition of the excise tax under Section 409A, therefore, the Company, in its discretion, may amend this Agreement to the extent necessary to avoid or minimize the excise tax under Section 409A and no action taken to comply with Section 409A shall be deemed to adversely affect Robeson’ rights under this Agreement.

24.         Confidentiality.         To the full extent permitted by law, Robeson agrees to keep this Agreement, all terms of this Agreement, and all negotiations leading up to this Agreement strictly and completely confidential at all times. The confidentiality obligations in this Section are a material term of this Agreement. The obligations of this Section do not prevent Robeson from stating in response to an inquiry from a third party that this matter "was amicably settled by agreement." Nothing in this Section shall prevent Robeson from disclosing the terms of this Agreement to his legal or financial advisors or as required by law. If this Agreement is requested by a third party as part of a subpoena or other discovery process, Robeson agrees to provide prompt notice of such a request to the Company and to reasonably cooperate with the Company in seeking protection from any such subpoena or request. Notwithstanding the foregoing, the Parties hereto understand and acknowledge that nothing in this paragraph or this Agreement shall prohibit the Company from disclosing the existence of this Agreement (including providing a copy or summary thereof) to the extent that it is required under applicable laws.

25.         Cooperation. The Parties acknowledge and agree that they will execute such other and further documents as reasonably necessary to effectuate the intent of this Agreement.

Each signatory to this AGREEMENT has entered into same freely and without duress after having consulted with professionals of THEIR choice. EACH SIGNATORY AGREES THAT THEY HAVE READ AND UNDERSTAND THIS AGREEMENT and any exhibits.

SIGNED AND EXECUTED this 10th day of April, 2015.

NCI GROUP, INC.

By:	/s/ Todd R. Moore
Name: Todd R. Moore
Title: Executive Vice President & General Counsel

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Name: Todd R. Moore
Title: Executive Vice President & General Counsel

BRADLEY D. ROBESON

By:	/s/ Bradley D. Robeson
Bradley D. Robeson

Exhibit A

To: NCI Building Systems, Inc.

Ladies and Gentlemen:

Reference is made to that certain Transition and Separation Agreement, with an Effective Date of March 9, 2015, previously entered into between you and me.

As provided in that agreement, I hereby certify my compliance with all the terms Transition and Separation Agreement and re-affirm, restate and again provide you with the release of claims set forth in Section 8 of the that agreement, effective as of the date hereof.

Sincerely,

Bradley D. Robeson

Dated: ____________________
[To be dated as of the Termination Date and prior to each Separation Payment date]